EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Meadowbrook Insurance Group, Inc. for the registration of 500,000 shares of its common stock and to the incorporation by reference therein of our reports dated March 14, 2008, with respect to the consolidated financial statements and schedules of Meadowbrook Insurance Group, Inc. and the effectiveness of internal control over financial reporting of Meadowbrook Insurance Group, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.
/s/Ernst & Young LLP
Detroit, Michigan
November 24, 2008